Exhibit 99.4

THE SANDBOX TERMS OF USE

Last updated: Oct 26, 2021

These Sandbox Terms of Use (the “Terms”) set forth the terms and conditions under which BACASABLE Global Limited, a company incorporated in Hong Kong, including its subsidiaries and affiliates (collectively, “TSB”, “us”, “our”, or “we”), and you (“you” or “your”) agree to be governed as it relates to any of your activity in The Sandbox, a decentralized, community-driven platform created and owned by TSB (“The Sandbox”). These Terms govern your access to, use of, and interaction with The Sandbox, including any content, functionality, and services offered on or through The Sandbox and your creation of any Assets and/or Games (defined below) (collectively, the “Services”).

Please read these Terms carefully before you start to use The Sandbox. By using The Sandbox, you accept and agree to be bound and abide by these Terms, the extra Terms of Use which can be found at URL: https://www.sandbox.game/en/premium-nft-terms-of-use/ and our Privacy Policy, which can be found at the following URL: Privacy Policy, you must not access or use The Sandbox.

The Sandbox is offered and available to users who are 18 years of age or older. By accessing or using The Sandbox, you represent and warrant that you are of legal age to form a binding contract with TSB and meet the foregoing eligibility requirements. If you do not meet all of these requirements, you must not access or use The Sandbox.

THE SANDBOX

The Sandbox enables users such as you to create, buy, transfer, and trade unique digital game assets in voxel art (each, an “Asset” and together, the “Assets”), which can then be used on The Sandbox for game-making purposes. The Sandbox further enables users such as you to purchase and publish onto LANDs parcels in The Sandbox within which you can create Assets and visual scripting using The Sandbox Game Maker, which creates an interactive experience built for, and published on, The Sandbox (each, a “Game”). A Game may be made available to users of The Sandbox and you will control the pricing and business model (free, free-2-play or premium) of the Game.

By utilizing our Services, you affirm that you are aware and acknowledge that TSB is a non-custodial provider of software services that has developed and distributed The Sandbox where the Services occur without any involvement or actions taken by TSB or any third-party.

ASSET & GAME CREATION

You may create, upload, and exchange Assets and create Games that comply with these Terms, including the following requirements:

●	Assets are created in VoxEdit. Games are created with The Sandbox Game Maker.

●	Assets and Games must comply with the Metadata Specifications (defined and included below).

●	Assets must be unique. Any Assets that exhibit obvious visual similarities to a pre-existing Asset will be removed from The Sandbox. TSB retains the right to moderate and review Assets for copyright infringement and to remove Assets from The Sandbox that violate these Terms.

●	Assets and Games must not be pornographic, threatening, harassing, libelous, hate-oriented, harmful, defamatory, racist, xenophobic, or illegal, as will be determined by TSB in its sole discretion.

●	To reiterate, each new Asset must be different enough from all existing Assets. If variations are not allowed, which is the default, no Asset should look like, or be similar to, another Asset even if they differ in size and/or color. New Assets being sufficiently different from existing Assets will be determined in the sole discretion of TSB.

●	By uploading an Asset to The Sandbox, you agree never to publish the Asset elsewhere.

●	You are solely responsible for ensuring that any Assets you submit to the Services comply with any applicable laws and third party rights, including but not limited to any intellectual property rights, privacy rights and publicity rights.

●	You agree that any information included in your Assets and/or Games may be used in accordance with our Privacy Policy.

●	TSB always has the right, in its sole discretion, to accept or reject any Assets and/or Games.

LANDS

You may purchase Lands within The Sandbox. Within your Land, you may edit your Metadata to adjust title, description, URL link, preview image, and logo. All Metadata (and any URL, images, or logos to which it links or that are uploaded) must comply with these Terms and specifically cannot link to or contain any material or content that is pornographic, threatening, harassing, libelous, hate-oriented, harmful, defamatory, racist, xenophobic, or illegal. We reserve the right to moderate and/or delete any Metadata that does not comply with these Terms.

SALE OF ASSETS AND GAMES; PAYMENT

You may make your Asset eligible to be sold in The Sandbox marketplace. You and TSB shall mutually agree on the price for the Asset in The Sandbox marketplace. You will control the scarcity of the Asset in The Sandbox marketplace. Any revenue earned in The Sandbox marketplace for sales of the Asset, minus any transaction fees, shall be paid to you immediately on the blockchain by the purchaser of your Asset. A Game may be made available for sale to users of The Sandbox and you will control the pricing and business model (free, free-2-play or premium) of the Game. Any revenue earned in The Sandbox marketplace for sales of a Game, minus any transaction fees, shall be paid to you immediately on the blockchain by the purchaser of your Game.

If you elect to purchase and/or sell Assets and/or Games on The Sandbox, any financial transactions that you engage in will be conducted solely through the Ethereum network via MetaMask (or other Ethereum-compatible wallets and browsers). TSB has no insight into or control over these payments or transactions, nor do we have the ability to reverse any transactions. With that in mind, TSB will have no liability to you or to any third party for any claims or damages that may arise as a result of any transactions that you engage in on The Sandbox.

Each sales transaction that occurs in The Sandbox will be subject to a fee payable by the purchaser to TSB. Such fee will be automatically applied as part of the sales transaction.

As between you and TSB, you will be solely responsible to pay any and all sales, use, value-added and other taxes, duties, and assessments (except taxes on TSB’s net income) now or hereafter claimed or imposed by any governmental authority (collectively, “Taxes”) associated with your use of The Sandbox (including, without limitation, any Taxes that may become payable as a result of your ownership, transfer, or creation of any Assets and/or Games).

OWNERSHIP OF TSB CONTENT

By using the Services, you will encounter “TSB Content”, which includes all of the images, text, information, data, audio, video, graphics and other material included on, or otherwise made available through the Services, excluding your Assets and/or Games. Except as otherwise set forth in these Terms, we do not claim ownership over your Assets and/or Games.

All TSB Content is owned by TSB or its licensors, and is protected by U.S. and international copyright laws, trademark laws and/or other proprietary rights and laws. As between you and TSB and its licensors, TSB or its licensors own and retain, solely and exclusively, all rights, title and interest in and to the Services, and all TSB Content that we or our licensors create and that we make available to you through the Services, including but not limited to any and all copyrights, trademark rights, trade secret rights, patent rights, database rights and other intellectual property and proprietary rights therein. All logos and trademarks, service marks, logos and trade names displayed on or in connection with the Services are the registered and unregistered trademarks and service marks of TSB or third parties in the United States and/or other countries. Your use of the Services does not grant you any ownership over any TSB Content, and except for the limited license we grant you under these Terms, your use of the Services does not grant you any license or permission under any copyright, trademark or other intellectual property rights of TSB or any third party. We reserve all rights not expressly granted to you in these Terms.

We grant you a limited, non-exclusive, non-sublicensable and non-transferable license to use the Services as they are provided to you by us, only as set forth in these Terms. Except as expressly permitted in these Terms, you may not reproduce, distribute, adapt, modify, translate, create derivative works from, publish or otherwise use any portion of the Services or TSB Content for any purpose without express prior written permission from us or the applicable rights holder. Any commercial exploitation of the Services or TSB Content without express prior written permission from us or the applicable rights holder is strictly prohibited.

All software and software-as-a-service used in connection with the Services (“Software”) is proprietary to TSB or to third parties, and except as may be required to exercise the foregoing license grant, any use, redistribution, sale, decompilation, reverse engineering, disassembly, translation or reduction of such software to human-readable form is prohibited. You agree that TSB may update the Software without notice, at any time and in our sole discretion, and that these Terms will apply to any updated versions.

OWNERSHIP OF ASSETS AND GAMES

During the operation of the Services, you may upload certain Assets and Games that you have created to The Sandbox in accordance with these Terms. Except as otherwise set forth in these Terms, you remain the owner of your Assets and Games at all times, and TSB does not claim any ownership rights in your Assets and Games. Assets and Games are otherwise subject to the following provisions. These Terms apply to all Assets and Games that you contribute to The Sandbox or to any TSB website.

You are solely responsible for ensuring that any Assets and Games you submit to the Services comply with any applicable laws and third party rights, including but not limited to any intellectual property rights, privacy rights and publicity rights. You agree that any information included in your Assets and Games may be used in accordance with our Privacy Policy. TSB always has the right, in its sole discretion, to accept or reject any Assets and/or Games.

By using the Services, you grant TSB a worldwide, non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable (through multiple tiers), transferable right and license to use, reproduce, publicly display, distribute and adapt the publicly shared Assets and Games for the purposes of developing, distributing, providing, improving, and promoting the Services, our activities, and your publicly shared Assets and Games. You further grant TSB the right to use your name and trademarks, if any, in connection with our use of your publicly shared Assets and Games.

You may make your Assets and Games available for purchase in The Sandbox. Each Asset is a non-fungible token (a “NFT”) on the blockchain. When you upload an Asset and make it available for sale in The Sandbox marketplace, you retain ownership of all intellectual property rights associated with such Asset but you agree to make a certain number of the Assets available for sale as NFTs. End users who purchase the Asset own that underlying, purchased NFT completely and have the right to sell, trade, donate, give away, transfer, or otherwise dispose of the NFT as they see fit; provided, however, that each Asset will be tokenized so that it will have provable scarcity and proof of ownership.

If you make your Assets and Games available to other users hereunder, you acknowledge and accept that such Assets and Games (i) may be made available for purchase in The Sandbox; (ii) can be downloaded from a third party application or website operated by TSB; and (iii) that the purchase of such Assets and Games is governed by these Terms.

TSB attempts to make sure that all Assets and Games uploaded to The Sandbox are uploaded and made available for sale by their original creator, but TSB is not liable if another user breaches any of our terms and conditions (including these Terms) and/or creates Assets or Games of which they are not the original creator.

If you purchase an Asset in The Sandbox, please be aware that the creator of the Asset retains copyright to the Asset, which means you cannot use the Asset for commercial purposes of any kind; provided, however, that you do acquire the right to display and resell the Asset.

USER CONTENT

1.1 User Content. “User Content” means any and all information and content that a user submits to, or uses with, the Site (e.g., content in the user’s profile or postings). You are solely responsible for your User Content. You assume all risks associated with use of your User Content, including any reliance on its accuracy, completeness or usefulness by others, or any disclosure of your User Content that personally identifies you or any third party. You hereby represent and warrant that your User Content does not violate our Acceptable Use Policy (defined in Section 1.3). You may not represent or imply to others that your User Content is in any way provided, sponsored or endorsed by Company. Because you alone are responsible for your User Content, you may expose yourself to liability if, for example, your User Content violates the Acceptable Use Policy. Company is not obligated to backup any User Content, and your User Content may be deleted at any time without prior notice. You are solely responsible for creating and maintaining your own backup copies of your User Content if you desire.

1.2 License. You hereby grant (and you represent and warrant that you have the right to grant) to Company an irrevocable, nonexclusive, royalty-free and fully paid, worldwide license to reproduce, distribute, publicly display and perform, prepare derivative works of, incorporate into other works, and otherwise use and exploit your User Content, and to grant sublicenses of the foregoing rights, solely for the purposes of including your User Content in the Site. You hereby irrevocably waive (and agree to cause to be waived) any claims and assertions of moral rights or attribution with respect to your User Content.

1.3 Acceptable Use Policy.The following terms constitute our “Acceptable Use Policy”:

●	(3.a) You agree not to use the Site to collect, upload, transmit, display, or distribute any User Content (i) that violates any third-party right, including any copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right; (ii) that is unlawful, harassing, abusive, tortious, threatening, harmful, invasive of another’s privacy, vulgar, defamatory, false, intentionally misleading, trade libelous, pornographic, obscene, patently offensive, promotes racism, bigotry, hatred, or physical harm of any kind against any group or individual or is otherwise objectionable; (iii) that is harmful to minors in any way; or (iv) that is in violation of any law, regulation, or obligations or restrictions imposed by any third party.

●	(3.b) In addition, you agree not to: (i) upload, transmit, or distribute to or through the Site any computer viruses, worms, or any software intended to damage or alter a computer system or data; (ii) send through the Site unsolicited or unauthorized advertising, promotional materials, junk mail, spam, chain letters, pyramid schemes, or any other form of duplicative or unsolicited messages, whether commercial or otherwise; (iii) use the Site to harvest, collect, gather or assemble information or data regarding other users, including e-mail addresses, without their consent; (iv) interfere with, disrupt, or create an undue burden on servers or networks connected to the Site, or violate the regulations, policies or procedures of such networks; (v) attempt to gain unauthorized access to the Site (or to other computer systems or networks connected to or used together with the Site), whether through password mining or any other means; (vi) harass or interfere with any other user’s use and enjoyment of the Site; or (vi) use software or automated agents or scripts to produce multiple accounts on the Site, or to generate automated searches, requests, or queries to (or to strip, scrape, or mine data from) the Site (provided, however, that we conditionally grant to the operators of public search engines revocable permission to use spiders to copy materials from the Site for the sole purpose of and solely to the extent necessary for creating publicly available searchable indices of the materials, but not caches or archives of such materials, subject to the parameters set forth in our robots.txt file).

1.4 Enforcement. We reserve the right (but have no obligation) to review any User Content, and to investigate and/or take appropriate action against you in our sole discretion if you violate the Acceptable Use Policy or any other provision of these Terms or otherwise create liability for us or any other person. Such action may include removing or modifying your User Content, terminating your Account in accordance with Section Error! Reference source not found., and/or reporting you to law enforcement authorities.

1.5 Feedback. If you provide Company with any feedback or suggestions regarding the Site (“Feedback”), you hereby assign to Company all rights in such Feedback and agree that Company shall have the right to use and fully exploit such Feedback and related information in any manner it deems appropriate. Company will treat any Feedback you provide to Company as non-confidential and non-proprietary. You agree that you will not submit to Company any information or ideas that you consider to be confidential or proprietary.

REPRESENTATIONS AND WARRANTIES

You warrant and represent that: (a) you own or otherwise control all of the rights to your Assets and Games; (b) the Assets and/or Games are your original creations and are solely the result of your artistic effort; (c) the Assets and/or Games are free and clear of liens or encumbrances from any source whatsoever; (d) you know of no adverse claims to the Assets and/or Games; (e) you have secured or will have secured prior to submitting the Assets and/or Games to TSB, any and all necessary rights, clearances and/or licenses with respect to the Assets and/or Games, and any other materials and elements embodied in or used in connection with the Services; (f) none of the Services and/or other materials provided, created, produced, compiled, developed or otherwise supplied hereunder, shall violate or infringe upon the copyright, trademark, privacy, creative or other rights of any person, firm, corporation or other third party by reason of distribution, exhibition or other use; (g) any Asset and/or Game you upload to The Sandbox or any information incorporated into your Land profile is not libelous, defamatory, obscene, pornographic, abusive, indecent, threatening, harassing, hateful, or offensive; and (h) you have not entered into and will not enter into any agreement adverse to or inconsistent with these Terms.

FEEDBACK

We appreciate your feedback and suggestions about our Services and you agree that any feedback or suggestions submitted to us about the Services are entirely voluntary and that we will be free to use any such feedback or suggestions as we see fit and without any obligation to you.

RIGHT TO MONITOR, MODERATE, OR REMOVE

You agree that you bear all risks associated with your Assets and Games. You are solely responsible for safeguarding your Assets and Games, and TSB has no duty to store copies of Assets and Games for future availability to you or any user except as otherwise provided under these Terms. TSB does not permit the infringement of intellectual property rights on the Services, and will remove Assets and/or Games from the Services if properly notified that such Assets and/or Games infringe on another’s intellectual property rights. We reserve the right to remove Assets and Games from the Services, in whole or in part, without prior notice, for any reason or for no reason at all. Without limiting our right to terminate a user pursuant to these Terms, we reserve the right to terminate the account of any user of the Services who has been notified of infringing activity and/or has had Assets and/or Games removed from the Service. We also reserve the right to decide whether Assets and/or Games are appropriate and comply with these Terms for violations other than violations of intellectual property law. This shall extend to the right of TSB to edit, modify, moderate, re-format, change or otherwise remove all or part of the descriptions, comments and/or annotations that you and/or third parties add and/or make in relation to your Assets and/or Games in any manner that we may determine, whenever we deem it appropriate.

INDEMNIFICATION

(a) You agree to indemnify and hold TSB, its directors, officers and employees harmless from and against any claims, causes of action, demands, loss or damage by reason of (i) a breach of any representation, warranty or covenant hereunder, (ii) any exhibition, presentation, distribution or exploitation of your Assets and/or Games or any rights therein, and (iii) the negligence, fault or default of you, your employees, authorized agents, servants or independent contractors hired by you, or any subcontractor hired by any of the foregoing. (b) You shall comply with all applicable state, city, and federal laws, ordinances, codes, and regulations which affect your creation of any Assets and Games under these Terms and/or your relationship with TSB. (c) You agree to notify TSB promptly, in writing, of any legal claim or action of which you have knowledge, which is in any way related to these Terms, your Assets, your Games, or your obligations hereunder. (d) The warranties, representations and indemnifications contained herein shall survive any termination or expiration of these Terms or your relationship with TSB.

RESTRICTIONS AND OBLIGATIONS

It is important to TSB that the Services be used safely, and in accordance with the law, for the enjoyment of all users. You agree that you will not use the Services to:

●	Decompile, disassemble, reverse engineer, copy, transfer, or otherwise use the Services, TSB Content, Assets, and Games, except as permitted by these Terms;

●	Promote any illegal activity, or advocate, promote or assist any unlawful act;

●	Violate the legal rights (including the rights of publicity and privacy) of others or contain any material that could give rise to any civil or criminal liability under applicable laws or regulations or that otherwise may be in conflict with these Terms and our Privacy Policy;

●	Transmit any material or content that is pornographic, threatening, harassing, libelous, hate-oriented, harmful, defamatory, racist, xenophobic, or illegal;

●	Transmit any material or content that is inappropriate for families or otherwise suitable only for adults;

●	Transmit any material or content that attempts to falsely state or otherwise misrepresent your identity or affiliation with a person or entity;

●	Transmit or otherwise make available any unsolicited or unauthorized advertising, promotional materials, “junk mail,” “spam,” “chain letters,” “pyramid schemes,” or any other form of solicitation;

●	Transmit material or content that promotes, provides, or relates to instructional information about illegal activities or promotes physical harm or injury against any individual or group;

●	Transmit or encourage the transmission of any material that may infringe the intellectual property rights or other rights of third parties, including trademark, copyright, patent, or right of publicity, or which otherwise constitutes or promotes counterfeit materials or goods;

●	Use the services in a manner that (a) is likely to interrupt, suspend, slow down or hinder the continuity of the Services, (b) constitutes an intrusion or attempt to break into the Services or TSB’s computer or networking systems, (c) will divert of the Services’ system resources, (d) may place a disproportionate load on the infrastructure of the Services, and (e) constitutes an attack on security and authentication measures of the Services or TSB’s computer or networking systems;

●	Intrude into a third party’s computer system, engage in any activity that may damage, control, interfere with or intercept all or part of a third party’s computer system and violate its integrity or security, or otherwise transmit any materials or content that is harmful for third party information systems (including but not limited to viruses, worms, Trojans); and/or

●	Otherwise use the Services for purposes other than those for which they were designed.

DISCLAIMERS; LIMITATION OF LIABILITY

NOTHING IN THESE TERMS WILL PREJUDICE THE STATUTORY RIGHTS THAT YOU MAY HAVE AS A CONSUMER OF THE SERVICES. SOME COUNTRIES, STATES, PROVINCES, AND OTHER JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR THE LIMITATION OF LIABILITY AS STATED IN THIS SECTION, SO THE BELOW TERMS MAY NOT FULLY APPLY TO YOU. INSTEAD, IN SUCH JURISDICTIONS, THE EXCLUSIONS AND LIMITATIONS BELOW SHALL APPLY ONLY TO THE EXTENT PERMITTED BY THE LAWS OF SUCH JURISDICTION.

THE SERVICES AND ALL INFORMATION, CONTENT, MATERIALS, PRODUCTS (INCLUDING SOFTWARE), AND OTHER SERVICES INCLUDED ON OR OTHERWISE MADE AVAILABLE TO YOU THROUGH THE SERVICES ARE PROVIDED BY TSB ON AN “AS IS” AND “AS AVAILABLE” BASIS. TSB MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AS TO THE OPERATION OF THE SERVICES, OR THE INFORMATION, CONTENT, MATERIALS, PRODUCTS (INCLUDING SOFTWARE), OR OTHER SERVICES INCLUDED ON OR OTHERWISE MADE AVAILABLE TO YOU THROUGH THE SERVICES. YOU EXPRESSLY AGREE THAT YOUR USE OF THE SERVICES IS AT YOUR SOLE RISK. TO THE FULL EXTENT PERMISSIBLE BY LAW, TSB DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TSB DOES NOT WARRANT THAT THE SERVICES, INFORMATION, CONTENT, MATERIALS, PRODUCTS (INCLUDING SOFTWARE) OR OTHER SERVICES INCLUDED ON OR OTHERWISE MADE AVAILABLE TO YOU THROUGH THE SERVICES, ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS.

TO THE FULL EXTENT PERMISSIBLE BY LAW, TSB WILL NOT BE LIABLE FOR ANY LOSS OF PROFITS OR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS THESE TERMS. FURTHER, TO THE FULL EXTENT PERMISSIBLE BY LAW, TSB’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THESE TERMS WILL NOT EXCEED US $100.00. THESE LIMITATIONS AND EXCLUSIONS REGARDING DAMAGES APPLY EVEN IF ANY REMEDY FAILS TO PROVIDE ADEQUATE COMPENSATION.

MODIFYING AND TERMINATING THE SERVICE

At any time and without notice, TSB reserves the right to modify or stop offering all or part of the Services. TSB may, in its sole discretion and at any time, refuse anyone who requests access to The Sandbox, terminate your rights to create and/or upload Assets and Games, and/or block or prevent your access to and use of any Services or features governed by these Terms; provided, however, that you will remain the owner of your Assets and Games in accordance with these Terms.

OTHER WEBSITES AND SERVICES

The Services may contain links and features that enable you to access other third-party websites or services (“Third-Party Services”) that are not owned or controlled by us. Such Third-Party Services are governed by their own terms of use. We do not control Third-Party Services, and we are not responsible for the contents of any linked site. A link does not imply endorsement of, sponsorship of, or affiliation with the Third-Party Services by TSB. Please exercise caution before proceeding to any Third-Party Services or entering into any transaction with third parties linked to from the Services. TSB may in no circumstances be held liable for the technical availability of Third-Party Services, the content, advertising, products and/or services available on Third-Party Services, or any transactions that take place between a user and Third-Party Services whom the user has been directed via the Services. TSB may in no circumstances be a party to any disputes whatsoever between you and third parties concerning Third-Party Services.

GOVERNING LAW; FORUM

The rights and obligations of the parties hereunder and the interpretation of these Terms will be governed by the laws of Hong Kong, without giving effect to its principles of conflicts of law. If either party brings against the other party any proceeding arising out of these Terms, that party may bring proceedings only in the courts of Hong Kong and no other courts, and each party hereby submits to the exclusive jurisdiction of those courts for purposes of any such proceeding.

AMENDMENT

TSB reserves the right to amend these Terms at any time by posting a notice on this page. Any user using the Services after an amendment has become effective accepts the Terms as amended. A user who does not accept the amended Terms shall cease use of the Services.

ASSET AND METADATA SPECIFICATIONS

●	“name” MUST NOT be empty

●	“name” MUST be 255 length at max

●	“name” MUST NOT be obscene or have racist connotations

●	“description” MUST NOT be empty

●	“description” MUST be 1024 length at max

●	“description” MUST NOT be obscene or have racist connotations

●	“image” MUST BE a valid IPFS URL linking to an image of format png / gif / jpeg / webp

●	The image must exist on the IPFS network at the time (or in the next hour) of the minting event

●	The file linked must be a true representation of the voxel Asset and should not mislead the viewer.

●	“creator” MUST be equal to the creator defined via the Asset smart contract

●	“classification” MUST be either ++TODO++

●	The graphical representation must fit the type. A house for example MUST NOT be registered as an “avatar_body_part” type

●	“biome_restriction” CAN be set to one biome type where the asset is only allowed to be present (does not apply to asset_type==“avatar_body_part”)

●	“category” MUST be set to one of

●	Animal

●	Building

●	City

●	Decoration

●	Element

●	Event

●	Furniture

●	Landscape

●	Machine

●	Magic

●	Material

●	Mineral

●	Money

●	Plant

●	Sports

●	Statue

●	Technology

●	Tool

●	Vehicle

●	Weapon

●	“tags” CAN be set to an array of string value categorizing the Asset in various ways

●	Any of the string value present in “tags” MUST NOT be obscene or have racist connotations

●	“attributes” must be defined : TODO

●	“vxc.url” MUST be a valid IPFS URL linking to a voxel asset of format VXC

●	The vxc file must exist on the IPFS network at the time (or in the next hour) of the minting event

●	The voxel asset MUST NOT be obscene or have racist connotations

●	“vxc.height” MUST equal to the voxel height of the asset linked at vxc.url

●	“vxc.width” MUST equal to the voxel width of the asset linked at vxc.url

●	“vxc.depth” MUST equal to the voxel depth of the asset linked at vxc.url

●	“vxc.num_voxels” MUST equal to the number of voxel used in the asset linked at vxc.url

●	“vxc.size” MUST equal to the size in bytes of the asset linked at vxc.url

●	“vxc.num_animations” MUST equal to the number of animations defined in the asset linked at vxc.url

●	“gltf.url” “ MUST be a valid IPFS url linking to a voxel asset of format GLTF

●	The gltf file must exist on the IPFS network at the time (or in the next hour) of the minting event

●	The gltf 3d representation must be a true representation of the voxel Asset and should not mislead the viewer.

●	“gltf.size” MUST equal to the size in bytes of the asset linked at gltf.url

●	“sandbox_policy” MUST be equal to the IPFS url generated from that policy content

●	“use_policy” MUST be a valid IPFS url linking to a policy file describing the valid uses authorized by the creator for the owner

●	“variations_policy” MUST be a valid IPFS url linking to a policy file describing what variations of the asset linked are allowed.

●	Such field is optional, if not present, no variations are allowed. If the Asset linked is itself a variations, the “variations_policy of the original Assets takes precedence”

●	“original_assets” MUST be a list of ids of existing Assets from which the Asset linked is a variation.

●	Variations need to abide by the rules of the variations policy of these original assets.

●	They must respect the variations restriction set in the respective “variations_policy”

●	“sandbox_version” MUST be equal to 1

●	“sandbox_creator_profile_url” MUST be equal to “https://sandbox.game/creator/creator address” where creator address is the ethereum address of the creator

●	“sandbox_asset_url” MUST be equal to “https://sandbox.game/asset/tokenID” where tokenID is the id of the Asset as generated by the smart contract

●	“sketchfab_url” MUST be a link referring to a 3d representation of the voxel asset on sketchfab.

●	The 3d representation must be a true representation of the voxel Asset and should not mislead the viewer.